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                                                                   EXHIBIT 10.12


                          EXCLUSIVE PROVIDER AGREEMENT
           BETWEEN THERMOLASE CORPORATION AND MEDICAL ALLIANCE, INC.


       This Exclusive Provider Agreement (this "Agreement"), dated as of the 21st day of January, 1997, is by and between Thermolase Corporation, a California corporation ("Thermolase"), and Medical Alliance, Inc., a Texas corporation ("MAI"). Thermolase and MAI are sometimes referred to herein as a "Party" or collectively, as the "Parties".

                                   WITNESSETH

       WHEREAS, Thermolase is presently the holder of patent rights, technology and know-how relating to laser removal of hair utilizing the SoftLight laser (the "Proprietary Rights"); and

       WHEREAS, Thermolase, has developed and manufactures products incorporating the Proprietary Rights, which products are described in Schedule A (individual products or their functional equivalent described in Schedule A shall be referred to herein as a "Product" and all products and their functional equivalents described in Schedule A shall be referred to herein as the "Products"); and

       WHEREAS, MAI is a provider of mobile medical services which allow physicians to perform selected procedures in their offices, and has established a delivery network for medical products and has an existing customer base for such products; and

       WHEREAS, Thermolase and MAI desire to enter into this Agreement for the purpose of making MAI the exclusive mobile provider of the Products to authorized licensed Professionals;

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and on the terms and conditions contained herein, the Parties agree as follows:

       1.     Exclusive Delivery of the Products.

              (a) The Parties hereby agree that, within the Territory (as defined in Section 2), MAI shall be the sole and exclusive mobile provider of the Products to or for use by an authorized licensed professional. An authorized licensed professional or "User" shall mean any person legally authorized to utilize the Products for their intended use. Thermolase agrees not to enter into an agreement or arrangement with any person or entity which permits such person or entity to sell, lease, or offer the Products for use on a mobile basis within the Territory. MAI shall not place Products permanently with any user or other person. Thermolase hereby agrees to pay MAI the sum of $5,000 within 30 days of the execution of any licensing or similar agreement with Thermolase by any User who formerly used Products supplied by MAI pursuant to this Agreement.

              (b) Except as provided for in Section 5(a) of this Agreement, the Parties hereby agree that MAI shall not enter into any other arrangement or agreement with any other
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person or entity to offer any device to be used for hair removal within the
Territory during the term of this Agreement.

       2. Geographical Territory. The Parties agree that the Territory shall be defined as the United States of America and Canada.

       3.     Revenue Arrangements.

              (a) Rates. The actual rates charged by MAI (including the effect of any rebate, discount or similar method designed to lower the cost of such service to the User or customer) (the "Rates") for services utilizing the Products (individually, a "Service" and collectively, the "Services") will initially be at the prices set forth in Schedule B attached hereto and shall not be changed without the consent of Thermolase, except as otherwise provided for in this Section. The Rates charged for Services by licensees of Thermolase is set forth in Schedule C attached hereto. The Rates charged for Services by Spa Thireras facilities is set forth in Schedule D attached hereto. The parties hereby agree that MAI, without the consent of Thermolase, may change its Rates for any Service to keep constant (i) the ratio between each Service rate listed on Schedule B and the corresponding Service listed on Schedule C and (ii) the ratio between each Service listed on Schedule B and the corresponding Service listed on Schedule D. Thermolase hereby agrees to give MAI written notice twenty-four (24) hours prior to any change in the Rates listed on Schedule C or Schedule D. If Thermolase does not provide such notice as required under this Section, MAI may thereafter change its Rate for the Services for which such notice was not provided without the written consent of Thermolase.

              (b) Revenue Sharing. The parties agree that during the Term of this Agreement, MAI shall pay Thermolase an amount equal to fifty percent (50%) of the revenues MAI has been paid for procedures performed through the use of the Products during the preceding calendar month (the "Product Revenues"). Such payments shall be made within 30 days of the last day of the month the Product Revenues are received by MAI.

              (c) Sales, Use or Other Taxes. Each Party will be responsible for submitting any and all taxes relating to their respective share of the Product Revenues.

              (d) With each payment required pursuant to Section 3(b), MAI will provide monthly revenue statements to Thermolase showing the amount collected by Product. Thermolase reserves the right to audit MAI's records as they relate to the Products or Product Revenues, during normal business hours, upon reasonable prior written notice to MAI. All costs for such audit will be born by Thermolase unless discrepancies to Thermolase's detriment are equal to or in excess of 1% of the amount reported by MAI which is the subject of the audit.

       4.     Marketing and Operations Provisions

              (a) MAI's Status. The relationship of the parties hereunder is that of independent contractors and nothing herein contained shall be construed to create a partnership, joint venture or agency relationship between the parties hereto.




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              (b)    Reasonable Commercial Efforts.  The Parties each agree to
exercise reasonable commercial efforts in actively promoting the Products within the Territory. Promotion shall include, but not be limited to, tradeshows and exhibitions, advertising, translation of sales literature, identification of prospective customers and presentation of demonstrations relating to the use of the Products to prospective customers. Thermolase agrees that if it becomes aware of any potential customers who do not wish to enter into a licensing agreement with Thermolase to install a Product at a fixed location, it will inform such customer of the availability of MAI's mobile services as an alternative method of obtaining use of the Product. MAI agrees that if it becomes aware of any potential customer who does not wish to utilize MAI's mobile medical services, and who wishes to install the Product at a fixed location, it will inform such customer of the availability of Thermolase's licensing arrangements.

              (c) Physician Training. MAI shall not provide the Products to any User who has not been certified as a SoftLight provider after successful completion of a Thermolase authorized training course. MAI's training courses shall be developed with the assistance of Thermolase and, once established, shall be accepted and defined by Thermolase as authorized training courses.
MAI agrees to periodically conduct, or cause to be conducted, seminars for the purpose of qualifying authorized licensed professionals in the use of the Products for the removal of hair. The parties agree to use commercially reasonable efforts to coordinate the scheduling of seminars facilitated by the respective parties so as to avoid competition between the Parties for speakers and attendees at such seminars. Thermolase shall use reasonable efforts to identify and make available to MAI its seminar speakers and instructors and shall assist MAI in conducting its seminars. The seminar materials used by MAI are subject to the prior written consent of Thermolase.

              (d) Authorization. MAI may describe itself as the "Authorized Thermolase Mobile Provider" in the course of promoting the Products during the Term and is further authorized to use and display all Thermolase emblems, logos and trademarks in furtherance of such promotion; provided, however, that any such usage or display shall at all times be subject to the direction and control of Thermolase, the approval of which by Thermolase shall not be unreasonably withheld.

              (e) Intellectual Property. In connection with its use, distribution and promotion of the Products as provided in this Agreement, MAI is hereby granted a non-exclusive license to use the Proprietary Rights and trademarks and copyrights incident or relating to the Products; it being agreed and understood that nothing in this Agreement shall constitute any transfer or conveyance of Thermolase right, title or interest in, or to any of Thermolase's trademarks or copyrights.

              (f) Thermolase Names and Logos. MAI acknowledges that importance to Thermolase of the development of brand recognition of the SoftLight hair removal system and the protection of Thermolase's rights to the tradenames and logos used in connection with laser based hair removal. MAI shall use reasonable efforts to ensure that all Users of Products provided pursuant to this Agreement use tradenames and logos specified by Thermolase in accordance with instructions provided by Thermolase in connection with all hair removal





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services, equipment and products using the Proprietary Rights, and in any advertising and marketing materials, employed by MAI. All uses of Thermolase tradenames and logos by MAI shall be subject to review and approval by Thermolase. MAI shall not use the Thermolase name or any Thermolase tradename or logo in any organizational name without the prior written approval of Thermolase.

              (g) Personnel Training. Thermolase agrees that it will provide instructors and equipment to train and certify MAI personnel in the use of the Products. Thermolase further agrees to provide all necessary training, course materials, information, treatment parameters and necessary slides to MAI seminar instructors. All training provided to MAI personnel shall be provided prior to the date of the training course at the MAI local office in the market in which the course is scheduled to occur. Thermolase shall bear all costs of such training, except for incidental costs such as travel, lodging and other expenses incurred by MAI personnel.

       5.     Product Delivery.

              (a) Equipment. Thermolase and MAI will agree on an initial quantity of SoftLight lasers and a delivery schedule. Thermolase will expect that each laser it delivers to MAI will produce Product Revenue of at least $25,000 per month within 150 days of delivery. If after such period a laser fails to produce such amount for two consecutive months, Thermolase will have the right to demand return of such laser. If all lasers are producing the minimum amount, MAI will have the right to receive up to 5 additional lasers per quarter. If all SoftLight Lasers provided to MAI by Thermolase for use in any defined market for laser based hair removal services are returned to Thermolase at the request of Thermolase in accordance with this Section, MAI shall be permitted to provide competing hair removal systems to persons and entities without restriction within that defined market. For purposes of this Section, the defined market may be a geographic area, such as the relevant Standard Metropolitan Statistical Area in which the SoftLight Lasers requested to be returned were to be used, a particular defined group of Users, or any other clearly identifiable boundary or group to which the Products were marketed to by MAI, with respect to which Thermolase has demanded the return of SoftLight Lasers in accordance with this Section.

              (b) Upgrades, Accessories and Promotional Materials. Thermolase hereby agrees to provide all of MAI's requirements for Product accessories, including, but not limited to, handpieces, scanners, smoke evacuators and SoftLight Activating lotion. All supplies such as evacuator filters, waxing equipment, skin cleaners and moisturizers, will be provided by MAI at MAI's expense. Thermolase shall also provide MAI with all Product upgrades or enhancements as soon as they are commercially available and in no case later than when they are provided to any licensee. The Parties hereby agree that Thermolase will provide Practice Enhancement Kits and promotional materials, including, but not limited to, brochures describing Thermolase Products, patient education videos, and patient information brochures.

              (c) Warranty and Maintenance. Thermolase hereby warrants that all Products provided under this Agreement shall be free from defects. Thermolase hereby agrees to maintain, repair (including preventive maintenance) or replace, within 24 hours after notification





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from MAI, at Thermolase's sole cost, all equipment necessary in providing the
Products to MAI's customers.

       6.     Term and Termination.

              (a) Term of Agreement. Subject to (b) below, this Agreement shall commence as of the date of execution and shall continue for a period of three years thereafter (the "Initial Term"), and, subject to the succeeding sentence, will be automatically renewable for one year terms thereafter (each, a "Renewal Term") (the Initial Term and any Renewal Term(s) are sometimes collectively referred to herein as the "Term"). This Agreement shall be extended for any Renewal Term unless, at least ninety days prior to the expiration of the then current Term, either Party gives notice to the other Party of its desire not to extend the Term, in which case this Agreement shall expire upon the expiration of the then current Term.

              (b) Early Termination. In the event of default by either Party of any of the provisions of this Agreement and such default in not cured within thirty (30) days after the receipt by such defaulting Party of written notice from the non-defaulting Party of such breach, which notice shall reasonably describe such breach (a "Default"), the non-defaulting Party may, in addition to any other rights or remedies it may have in law or in equity, terminate this Agreement (including the provisions of Section 3(b) above), with no further action required by the non-defaulting party to effect such termination. Either party may terminate this Agreement if more than fifty percent (50%) of the Products provided to MAI by Thermolase are not generating Product Revenues of Twenty-Five Thousand Dollars ($25,000) per month per laser and Users of those Products have notified MAI in writing that their ability to generate Product Revenues is being impaired by concerns about the safety of the Products or on the basis of regulatory action by the U.S. Food and Drug Administration or a state regulatory authority with jurisdiction over the services provided with the Products.

              (c) Rights upon Termination. In the event of a termination of this Agreement pursuant to (a) or (b) above, MAI shall return the Products within thirty (30) days of written notice of such termination. The return of Products to Thermolase upon termination of this Agreement shall be done at the sole expense of the defaulting party.

       7.     Indemnification.

              (a) Thermolase hereby indemnifies MAI and agrees to defend and hold it harmless from any expense, damage, loss or cost (including reasonable attorney's fees) resulting from any claim, action or proceedings brought against MAI insofar as such claim, action or proceeding is based on or arises from any defect or malfunction of the Products or the failure of the Products to perform as warranted, except to the extent that any such claim, action or proceeding is attributable to the negligent or willful misconduct of MAI or its customers, or the failure of MAI to properly maintain the Products (to the extent that MAI is so required under this Agreement). Thermolase, upon receipt of any notice with respect to any claim, suit, or proceeding asserting that the sale, manufacture, or use of any Product manufactured or provided by Thermolase infringes a patent, copyright, or other proprietary right of a third party, shall,





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at its own expense and option, (a) settle the claim; (b) procure for MAI and its customers the right to continue use of the Product; (c) replace or modify the Product to avoid infringement; (d) defend against such claim; or (e) remove the Product. Thermolase further agrees that should any court of competent jurisdiction hold in a final decision that the sale, manufacture, or use of such Product constitutes infringement, Thermolase shall pay to MAI any costs and damages finally awarded against MAI or its customers on account of such infringement, and if the use of such Product is enjoined, Thermolase shall take one or more of the actions under (b), (c), or (e) above.

              (b) MAI hereby indemnifies Thermolase and agrees to defend and hold it harmless from any expense, damage, loss or cost (including reasonable attorney's fees) resulting from any claim, action or proceedings brought against Thermolase or its affiliates insofar as such claim, action or proceeding is based on or arises from the negligent or willful misconduct of MAI, the failure of MAI to properly maintain the Products (to the extent that MAI is so required under this Agreement), or any unauthorized modification made to the Products by MAI. MAI further agrees to indemnify Thermolase and agrees to defend and hold it harmless from any expense, damage, loss or cost (including reasonable attorney's fees) resulting from any claim, action or proceedings brought against Thermolase or its affiliates insofar as such claim, action or proceeding is based on or arises from the negligent or willful misconduct of MAI's customers to the extent that MAI has been indemnified by such customers. MAI represents that it has provided to Thermolase a copy of the standard form of indemnity which it requires from its customers and agrees that it will continue to require customers to execute a similar form of indemnity.

              (c) The provisions of this Section 7 shall survive the termination or expiration of this Agreement for a period of three years.

       8. Title. MAI shall have no right, title or interest in the Products, except as expressly set forth in this Agreement unless MAI shall have purchased such Products. All Products shall remain personal property and the title thereto shall at all times remain in Thermolase exclusively. All documents of title and evidences of delivery shall be delivered to Thermolase. MAI will not change or remove any insignia or lettering which is on the Products at the time of delivery thereof or which is thereafter placed thereon indicating Thermolase's ownership or interest therein, and will at any time during the term of any rental agreement, upon request of Thermolase, allow Thermolase to affix on the Products in a prominent place, labels, plates or other markings supplied by Thermolase stating that the Products are owned by Thermolase. MAI shall at its own expense protect and defend Thermolase's title against all persons claiming against or through MAI, at all times keeping the Products free from any legal proceedings or encumbrances whatsoever, including, but not limited to, liens, attachments, levies and executions, and shall give Thermolase immediate written notice of any such legal process or encumbrance and shall indemnify Thermolase from any loss caused thereby.

       9. Limitation of Liability. After delivery of the Products to MAI, MAI shall bear the entire risk of loss with respect to any damage, destruction, loss or theft of any Products of which MAI is in possession at the time of such damage, destruction, loss or theft (herein "Loss





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or Damage").  MAI shall promptly notify Thermolase of any Loss or Damage and to the extent that the proceeds of insurance with respect to the affected Products shall be less than the full replacement cost thereof shall promptly pay to Thermolase any difference between the proceeds of such insurance and such replacement cost. Thermolase and MAI agree that to the extent income or revenue is lost or foregone because equipment is inoperable, Thermolase and MAI will, except as specifically provided herein, each bear its own cost and damages and not seek monetary recovery from the other with respect thereto, and neither Thermolase nor MAI shall have any liability to the other for any indirect, incidental or consequential damages with respect to any breach of this Agreement.

       10.    Use of Products.

              (a) MAI shall protect the Products from deterioration, other than normal wear and tear, shall use the Products in the regular course of its business only, within its normal capacity, without abuse and in the manner specified in writing by the manufacturer, and shall not make any modification, alteration or addition to the Products (other than normal operating accessories or controls) without the consent of Thermolase.

              (b) The Products shall be used by MAI only in accordance with Thermolase's written instructions. MAI recognizes that the Products are designed to be moveable under normal circumstances, including their intended use by MAI pursuant to this Agreement, but are not specifically designed to withstand rough handling.

              (c) The Products shall be used by MAI only in accordance with applicable federal law and the laws of each jurisdiction in which the Products are to be used. MAI shall not modify the Products or allow repair or maintenance functions to be performed by unauthorized personnel. MAI shall not make any representation with respect to the use or capability of the Products other than as set forth in the manufacturer's literature with respect to the Products. MAI shall not allow the Products to be used or operated by any person other than a properly trained and licensed practitioner or to the extent permissible under local law, under the direct supervision of a properly trained and licensed practitioner, it being understood by all parties hereto that neither MAI nor Thermolase is engaged in the practice of medicine.

              (d) Without the written consent of Thermolase, MAI shall not so affix the Products to realty so as to change its nature to real property. MAI agrees that the Products shall remain personal property at all times regardless of how attached or installed. All modifications, repairs, alterations, additions, operating accessories and controls shall accrue to the Products and become the property of Thermolase. MAI agrees to make the Products available to Thermolase upon reasonable request for inspection, repair and maintenance at locations reasonably convenient to both MAI and Thermolase.





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       11.    Miscellaneous Provisions.

              (a) MAI Personnel. In marketing Products, MAI will only use sales and delivery personnel that have been properly trained in the marketing of the Products.

              (b) Assignments. This Agreement and the rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of the Parties and their respective successors and assignees. Neither Party shall assign this Agreement or any rights or obligations hereunder without first obtaining the written consent of the other Party.

              (c) Thermolase Confidential Information. MAI agrees to keep confidential and secret any proprietary information regarding the Products intended by Thermolase to be confidential concerning existing product, improvements, or new ideas under development, customer lists, financial and marketing information, business documents and any other information regarding the Products deemed confidential by Thermolase, which is not public knowledge, and which may be learned by MAI in the course of its business relationship with Thermolase. MAI shall not use or disclose any confidential information after the expiration of the Term. MAI further agrees to instruct all of its employees to keep confidential and secret all such information intended by Thermolase to be kept confidential and or proprietary. MAI will not solicit to hire any of the employees of Thermolase for a period of two years following the Term.

              (d) MAI Confidential Information. Thermolase agrees to keep confidential and secret any proprietary information intended by MAI to be confidential concerning MAI's customer lists, financial and marketing information, business documents and any other information deemed confidential by MAI, which is not public knowledge, and which may be learned by Thermolase in the course of its business relationship with MAI. Thermolase shall not use any confidential information after expiration of the Term. Thermolase further agrees to instruct all of its employees to keep confidential and secret all such information intended by MAI to be confidential and/or proprietary. Thermolase will not solicit to hire any of the employees of MAI for a period of two years following the Term.

              (e) Complete Agreement. This Agreement contains all of the agreements, understandings, representations, conditions, warranties and covenants made between the Parties hereto with respect to the subject matter hereof, and any modification or amendments hereto must be in writing and executed by both Parties.

              (f) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present of future laws effective during this Term, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never compromised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be effected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this





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Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

              (g) Controlling Law and Venue. The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws (but not the rules governing conflicts of laws) of the State of Delaware.

              (h) Arbitration. Any and all disputes or disagreements arising out of or in connection with this Agreement shall be submitted to a mandatory and binding arbitration, administered by the commercial rules of the American Arbitration Association in Delaware, whereby each party agrees to the complete resolution of the subject dispute by said arbitrators. The arbitrators are authorized to go forward even though one of the parties refuses to participate. Notwithstanding anything to the contrary contained herein, it is acknowledged that the right to termination as provided herein shall be affected by this Section 8(h).

              (i) Attorney's Fees. Should either Party hereto bring an action to enforce any of the terms and conditions contained herein, the prevailing Party shall be entitled to reasonable attorney fees, as well as costs of suit.

              (j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, but only one of which need to be produced.





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       EXECUTED as of the date first above written.


MEDICAL ALLIANCE, INC.                            THERMOLASE CORPORATION


By:/s/ Paul Herchman                              By: /s/ John C. Hansen
   -------------------------                          -------------------------
       Paul Herchman                                     John C. Hansen
       President & CEO                                   President & CEO





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                                   SCHEDULE A





This Product is Thermolase's patented SoftLight hair removal procedure that uses a SoftLight laser, the specifications for which are set forth in its Operator's Manual, in combination with a proprietary SoftLight Activating Lotion.

                                   SCHEDULE B



[Description of MAI Service fees]

                                   SCHEDULE C


[Description to Licensee Service fees]

                                   SCHEDULE D


[Description of Spa Thireras Service fees]